Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-83332) pertaining to the 1998 Incentive Stock Plan of MarineMax, Inc.,

2)	Registration Statement (Form S-8 No. 333-63307) pertaining to the 1998 Incentive Stock Plan and the 1998 Employee Stock Purchase Plan of MarineMax, Inc.,

3)	Registration Statement (Form S-3 No. 333-122091) of MarineMax, Inc.;
of our reports dated December 8, 2005, with respect to the consolidated financial statements of MarineMax, Inc., MarineMax, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MarineMax, Inc., included in the Annual Report (Form 10-K) for the year ended September 30, 2005.
                                                                   /s/ ERNST & YOUNG LLP
     Tampa, Florida,
     December 8, 2005